Exhibit 99.(j)(2)

Consent of Ernst & Young LLP, Independent Registered Public
Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “General Information” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated June 24, 2008 on Market Vectors—Lehman Brothers AMT-Free Intermediate Municipal Index ETF, Market Vectors—Lehman Brothers AMT-Free Long Municipal Index ETF and Market Vectors—Lehman Brothers AMT-Free Short Municipal Index ETF (three of the Funds of Market Vectors ETF Trust) in Post-Effective Amendment No. 28 to the Registration Statement (Form N-1A, No. 333-123257) of Market Vectors ETF Trust.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP

New York, NY
August 20, 2008